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                                                                    EXHIBIT 4.11

                            STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement (this "Agreement") is entered into as of the 22nd day of October, 1999, between BIONUMERIK PHARMACEUTICALS, INC., a Texas corporation, with its office located at 8122 Datapoint Drive, Suite 1250, San Antonio, Texas 78229, U.S.A. (hereinafter referred to as "BIONUMERIK"); and GRELAN PHARMACEUTICAL CO., LTD., a Japanese corporation having its place of business at 6-6 Nihonbashi Kobunacho, Chuo-ku, Tokyo, 103-0024 Japan (hereinafter referred to as "GRELAN").

                                    RECITALS

A. BIONUMERIK and GRELAN are parties to that certain collaboration agreement dated as of May 28, 1996, as amended as of June 8, 1999 (collectively, the "Collaboration Agreement").

B. BIONUMERIK and GRELAN have entered into this Agreement to provide for the purchase by GRELAN of shares of Series F Convertible Preferred Stock, par value $.01 per share, of BIONUMERIK (the "Series F Preferred Stock") in accordance with the terms of the Collaboration Agreement.

1.    SUBSCRIPTION FOR SHARES

      1.1 Subject to the terms and conditions hereof, GRELAN hereby subscribes for and purchases 47,619 shares of Series F Preferred Stock for a total purchase price of U.S. $2,000,000.00 (Two Million U.S. Dollars), such consideration to be paid and such shares to be issued to GRELAN at a closing (the "Closing") to be held at a time and place agreed upon by GRELAN and BIONUMERIK, which in any event will be no later than October 29, 1999, provided that all of the conditions set forth in Section 4 hereof have been complied with. (The shares of Series F Preferred Stock sold to GRELAN hereunder are hereinafter referred to as the "Shares").

      1.2 At the Closing, BIONUMERIK shall deliver to GRELAN a stock certificate, registered in the name of GRELAN, representing the aggregate number of the Shares referred to in Section 1.1 above. Upon GRELAN's receipt of such stock certificate, GRELAN shall remit to BIONUMERIK an amount of cash equal to U.S. $2,000,000.00, by wire transfer to the account of BIONUMERIK.

2.    REPRESENTATIONS AND WARRANTIES OF BIONUMERIK

      BIONUMERIK hereby represents and warrants to GRELAN as follows:

      2.1 Authorized Stock. The authorized capital stock of BIONUMERIK currently consists of 15,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, there are 3,546,494 shares of Common Stock, 1,775,646 shares of Series A Convertible Preferred Stock, 1,203,571 shares of Series B Convertible Preferred Stock, 672,598 shares of Series C Convertible Preferred Stock, 46,512 shares of Series D Convertible Preferred Stock, and 1,113,279 shares of Series E Convertible Preferred Stock, issued and outstanding. BIONUMERIK has reserved up to 5,147,780 shares of common stock of

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BIONUMERIK (the "Common Stock") for issuance upon conversion of the Series A,
Series B, Series C, Series D, Series E, and Series F Preferred Stock (including conversion of the Shares), and up to 2,351,183 shares of Common Stock for issuance to employees, consultants, advisors, directors and shareholders pursuant to outstanding options, warrants and conversion rights, or options to be issued under BIONUMERIK's 1993 Stock Option Plan, as amended or the 1995 Director Stock Option Plan, as amended, described in the Financial Statements (defined below).

      Except as described in the Financial Statements, in the Articles of Incorporation, in the Stockholders Agreement (as defined in Exhibit B hereto), in that certain Stock Purchase Agreement, dated as of July 10, 1996, between Grelan and BioNumerik (the "Grelan Series D Stock Purchase Agreement"), in that certain Stock Purchase Agreement, dated as of October 22, 1999 between Grelan and BioNumerik (the "Grelan Series F Stock Purchase Agreement"), or on Schedule
2.1 (a) hereto, there are, and immediately following the Closing, there will be:
(1) no outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which BIONUMERIK is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities of BIONUMERIK; (2) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of BIONUMERIK pursuant to any provision of law or Articles of Incorporation or By-laws of BIONUMERIK or any agreement to which BIONUMERIK is a party; (3) no cumulative voting rights for any of BIONUMERIK's capital stock; and (4) no agreements, written or oral, between BIONUMERIK and any holder of its securities, or, to the best of BIONUMERIK's knowledge and belief, among holders of its securities, relating to the acquisition, disposition or voting of the securities of BIONUMERIK.

      To the best of BIONUMERIK's knowledge and belief, except as set forth on
Schedule 2.1(b) hereto, BIONUMERIK owns, has obtained a license to, or otherwise has sufficient access and rights to, all of the patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, trade names, copyrights and licenses that are reasonably necessary for the conduct of the business of BIONUMERIK as now being conducted and substantially as proposed to be conducted (hereinafter collectively referred to as "Intellectual Property"). Except as set forth on Schedule 2.1(b), to the best of BIONUMERIK's knowledge and belief, the Intellectual Property constitutes valid rights that do not infringe or conflict with the rights of any third party. Except as set forth on Schedule 2.1(b), there is neither pending nor threatened, or, to the best of BIONUMERIK's knowledge and belief, any basis for, any claim or litigation against BIONUMERIK contesting the validity or right to use any of the Intellectual Property, and BIONUMERIK has not received any notice of infringement upon or conflict with any asserted right of others nor is there a basis for such a notice. Except as set forth on Schedule 2.1(b), to the best of BIONUMERIK's knowledge and belief, no person, corporation or other entity is infringing BIONUMERIK's rights to the Intellectual Property. Except as set forth on Schedule 2.1 (b) hereto, BIONUMERIK has no obligation to compensate others for the use of any Intellectual Property, nor has BIONUMERIK granted any license or other right to use, in any manner, any of the Intellectual Property, whether or not requiring the payment of royalties. The foregoing representations contained in this paragraph are made subject to the exceptions that (i) no guarantee or representation is or can be made that patents will issue on any existing patent applications and (ii) certain of the Company's Intellectual Property may be subject to certain rights that may be asserted or reserved by the U.S. Government in accordance with government regulations governing research conducted pursuant to government funding.

      2.2 Organization and Good Standing; Articles of Incorporation and Bylaws. BIONUMERIK is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. BIONUMERIK has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. BIONUMERIK has furnished to

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GRELAN true, correct and complete copies of its Articles of Incorporation and
Bylaws, as presently in effect.

      2.3 Corporate Power and Authorization. BIONUMERIK has the corporate power and authority (a) to execute and deliver this Agreement and the Registration Rights Agreement, the form of which is attached hereto as Exhibit A (the "Registration Rights Agreement"), (b) to issue and sell the Shares hereunder,
(c) to issue and deliver the Common Stock of BIONUMERIK issuable upon conversion of the Shares and (d) to perform its obligations under the terms of this Agreement and the Registration Rights Agreement. All corporate action on the part of BIONUMERIK, its directors and shareholders necessary for the authorization, execution, delivery and performance by BIONUMERIK of this Agreement and the Registration Rights Agreement and the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) has been taken or will be taken prior to the Closing. At the Closing, this Agreement and the Registration Rights Agreement will constitute valid and binding obligations of BIONUMERIK, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and by general equitable principles. At the Closing, the Shares will be duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, and privileges described on Exhibit B hereto. At the Closing, the Common Stock issuable upon the conversion of the Shares (the "Conversion Stock") will have been duly and validly authorized and reserved for issuance and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; and the Shares and such Conversion Stock, when issued and delivered, will be free of any liens or encumbrances created by BIONUMERIK or, to the best of BIONUMERIK'S knowledge or belief, any third parties, and will not be subject to preemptive or any other similar rights, except for those rights that have previously been waived; provided, however, that the Shares (and the Conversion Stock) will be subject to certain restrictions on transfer under applicable securities laws and as set forth herein.

      2.4 Financial Statements. BIONUMERIK has provided GRELAN with audited financial statements of BIONUMERIK as of and for the year ended March 31, 1999 and interim financial statements for the period ending September 30, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of BIONUMERIK as of the date and for the periods indicated.

      2.5 Absence of Certain Developments. Since September 30, 1999 and except as described in the Schedules hereto, there have been no changes in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of BIONUMERIK from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse to the assets, properties, condition (financial or otherwise), operating results, business or prospects of BIONUMERIK.

      2.6 Absence of Undisclosed Liabilities. BIONUMERIK does not have any liability or obligation, absolute or contingent, that is not reflected in the Financial Statements, other than obligations and liabilities which taken individually or in the aggregate would not have a material adverse effect on BIONUMERIK's assets, liabilities, condition (financial or otherwise), operating results, business or prospects.

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      2.7 Taxes. BIONUMERIK has filed all tax returns and reports required by law to be filed, and has paid all taxes, assessments and other governmental charges that are due and payable, except for those matters reasonably being contested by BIONUMERIK and those matters which, individually and in the aggregate, would not have a material adverse effect on BIONUMERIK's assets, liabilities, condition (financial or otherwise), operating results, business or prospects. The charges, accruals and reserves on the books of BIONUMERIK in respect of taxes are considered adequate by BIONUMERIK.

      2.8 Compliance with Other Instruments. BIONUMERIK is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or in default of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which BIONUMERIK is a party or by which it is bound. To the best of BIONUMERIK's knowledge and belief, all parties to any such mortgage, indebtedness, indenture, contract, agreement or instrument are in material compliance with the terms and conditions of the same, except for any non-compliance which, individually and in the aggregate, is not expected to have a material adverse effect on BioNumerik's assets, liabilities, condition (financial or otherwise), operating results, business or prospects. The execution, delivery and performance by BIONUMERIK of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of or conflict with any applicable provision of law, statute or rule, or with BIONUMERIK's Articles of Incorporation or Bylaws, and will not result in any violation of or conflict with, or constitute a default under, any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which BIONUMERIK is a party or by which it or any of its properties or assets is bound or in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of BIONUMERIK.

      2.9 Litigation, etc. There are no actions, suits, arbitrations, claims, legal or administrative proceedings or investigations pending or, to BIONUMERIK's knowledge and belief, threatened against BIONUMERIK or against any of its officers, directors or principal shareholders in their capacities as officers, directors or shareholders or which otherwise involve BIONUMERIK's business or operations.

      2.10 Governmental Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of BIONUMERIK is required in connection with the valid execution, delivery and performance of this Agreement, the offer, sale or issuance of the Shares (and the issuance of the Conversion Stock), or the consummation of any other transaction contemplated hereby, except for customary filings that may be required to comply with applicable securities laws.

      2.11 Compliance With Law. BIONUMERIK is conducting its business and operations in material compliance with all governmental rules and regulations applicable thereto, and is not in violation or default in any material respect under any statute, law, ordinance, rule, regulation, judgment, order, decree, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its properties.

      2.12 Offering. Subject to the accuracy of GRELAN's representations in
Section 3 hereof, the offer, sale and issuance of the Shares as contemplated by this Agreement, and the issuance of the Conversion Stock, will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

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      2.13 Environmental Matters.

            (a) Except as set forth in Schedule 2.13(a) attached hereto, to the best of BIONUMERIK's knowledge and belief, any use, generation, manufacture, refinement, treatment, transportation, storage, handling, disposal, transfer, production, process or release by BIONUMERIK (together defined as "Release") of any Hazardous Materials (as hereinafter defined) in any manner or by any means has been in material compliance with any applicable Environmental Laws (as hereinafter defined). To the best of BIONUMERIK's knowledge and belief, BIONUMERIK and any prior owner or tenant of the Property (as hereinafter defined) have not Released any Hazardous Material or other pollutant or effluent into, on or from the Property in a way that would have a material adverse effect on BIONUMERIK's assets, liabilities, condition (financial or otherwise), operating results, business or prospects.

                  As used herein, the term "Property" shall include, without limitation, land, buildings and laboratory facilities owned or leased by BIONUMERIK or as to which BIONUMERIK now has any primary duties, responsibilities (for clean-up, remedy or otherwise) or liabilities under any Environmental Laws, or as to which BIONUMERIK has such duties, responsibilities or liabilities because of past acts or omissions of BIONUMERIK or its predecessors, or because BIONUMERIK or its predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings and/or laboratory facilities, all as more fully described in Schedule 2.13(a) attached hereto.

                  The term "Hazardous Materials" shall include without limitation, any flammable explosives, petroleum products, petroleum by-products, radioactive materials, hazardous wastes, hazardous substances, toxic substances or similar materials classified as hazardous under Environmental Laws.

                  As used herein, "Environmental Laws" shall mean all applicable federal, state and local laws, ordinances, rules and regulations that regulate, fix liability for, or otherwise directly relate to, the production, development, handling, use (including use in industrial processes, in construction, as building materials, or otherwise), storage and disposal of hazardous and toxic wastes and substances, and to the discharge, leakage, presence, migration, threatened Release or Release (whether by disposal, a discharge into any water source or system or into the air, or otherwise) of any pollutant or effluent.

            (b) No notice of lien under any Environmental Laws has been filed against any Property of BIONUMERIK.

            (c) The use of the Property by BIONUMERIK and any future development, construction and operation of property purchased, leased or otherwise acquired by BIONUMERIK shall, in all material respects, comply with, and are (or if such property has not yet been purchased, leased or otherwise acquired by BIONUMERIK, shall be) lawful, permitted and conforming uses in all material respects under all applicable building, fire, safety, subdivision, zoning, sewer, environmental, securities, health, insurance and other laws, ordinances, rules, regulations and plan approval conditions of any governmental or public body or authority.

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            (d) To the best of BIONUMERIK's knowledge and belief, the Property does not contain: (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls; (iv) radon, or (v) any other chemical, material or substance that is not being handled in material compliance with applicable Environmental Laws.

            (e) BIONUMERIK has not received any notice that BIONUMERIK is a party potentially responsible for costs incurred at a cleanup site or corrective action under any Environmental Laws. BIONUMERIK has not received any requests for information in connection with any inquiry by any federal, state or local governmental authority concerning disposal sites or other environmental matters.

            (f) BIONUMERIK has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by the Environmental Laws and any other similar and applicable laws, regulations or orders.

            (g) To the best of BIONUMERIK's knowledge and belief, no part of the Property of BIONUMERIK is (i) located within any wetlands area, (ii) subject to any wetlands regulations, or (iii) included in or is proposed for inclusion in, or abuts any property included in or proposed for inclusion in, the National Priority List or any similar state lists.

            (h) GRELAN has had no control over, or authority with respect to, the waste disposal operations of BIONUMERIK.

            (i) BIONUMERIK understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by GRELAN.

3.    REPRESENTATIONS AND WARRANTIES OF GRELAN

      GRELAN represents and warrants to BIONUMERIK as follows:

      3.1 Power and Authorization. GRELAN has the full right, power and authority to enter into this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement constitute valid and binding obligations of GRELAN, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equitable principles. Any consents, permits, approvals and/or registrations to be obtained or effected under the laws of Japan in connection with the issuance of the Shares and the related transactions described herein will have been obtained or effected prior to the Closing, provided that a report on the stock purchase will be filed with the Bank of Japan within the required time period following the Closing.

      3.2 Experience. GRELAN is capable of evaluating the merits and risks of its investment in BIONUMERIK and has the capacity to protect its own interests.

      3.3 Access to Data. GRELAN has had an opportunity to discuss BIONUMERIK's business, management, financial affairs and prospects with BIONUMERIK's management and the opportunity to review BIONUMERIK's facilities. GRELAN has also had an opportunity to ask questions of officers and management of BIONUMERIK, which questions were answered to its satisfaction and GRELAN has obtained all information it deems necessary for its purchase of the Shares. GRELAN

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recognizes that its purchase of the Shares is a speculative investment and involves a high degree of risk and that it may sustain a total loss of its investment.

      3.4 Purchase for Investment. GRELAN is acquiring the Shares and the Conversion Stock for investment for its own account, and not with the view to, or for resale in connection with, any distribution of any part thereof. GRELAN acknowledges that there has never been any representation, guarantee or warranty made by BIONUMERIK or any agent or representative of BIONUMERIK, expressly or by implication (i) as to the percentage or amount of profit, if any, to be realized as a result of its investment in the Shares or (ii) that the limited or past performance or experience on the part of BIONUMERIK will in any way indicate the predictable results of the ownership of the Shares or of the overall financial performance of BIONUMERIK.

      3.5 Restricted Securities. GRELAN has no need of liquidity in this investment and acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Shares and the Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act and other applicable securities laws or unless an exemption from such registration is available. GRELAN understands that any transfer agent of BIONUMERIK will be issued stop-transfer instructions with respect to such shares unless such transfer is subsequently registered under the Securities Act and other applicable securities laws or unless an exemption from such registration is available, and that each certificate representing the Shares or the Conversion Stock will bear a restrictive legend to such effect as well as legends reflecting the existence of this Agreement. GRELAN understands that no public market now exists for any of the securities issued by BIONUMERIK and that there is no assurance that a public market will ever exist for BIONUMERIK's securities.

4.    CLOSING CONDITIONS

      4.1 Conditions to Obligations of GRELAN. It shall be a condition precedent to the obligations of GRELAN hereunder to be performed at the Closing that:

            (a) The representations and warranties of BIONUMERIK contained herein shall be true and correct on and as of the date of the Closing with the same force and effect as though such representations and warranties had been made on and as of such date, provided that BIONUMERIK may update the disclosure contained in such representations and warranties from time to time so long as the events and information described in such updated disclosure, whether individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the purchase and sale of the Shares or on BIONUMERIK's assets, liabilities, condition (financial or otherwise), operating results, business, or prospects.

            (b) All proceedings to have been taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained, and all documents incidental thereto shall be reasonably satisfactory to GRELAN and its counsel, and GRELAN and its counsel shall have received copies (executed or certified, as may be appropriate) of all documents which GRELAN or its counsel may reasonably have requested in connection with such transaction, including without limitation copies (executed or certified, as the case may be) of the following documents:

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                  (i) the Articles of Incorporation of BIONUMERIK after being amended to include substantially the terms and provisions of the Series F Preferred Stock (including the Shares) described in Exhibit B to this Agreement; and

                  (ii) the By-laws of BIONUMERIK.

            (c) All legal matters incident to the purchase of the Shares shall be reasonably satisfactory to GRELAN's counsel.

            (d) A duly executed amendment to BIONUMERIK's Articles of Incorporation containing substantially the terms and provisions of the Series F Preferred Stock (including the Shares) described in Exhibit B shall have been filed with and accepted by the Secretary of State of Texas, and evidence of the foregoing in form reasonably satisfactory to GRELAN shall have been delivered to GRELAN.

            (e) BIONUMERIK shall have delivered to GRELAN a certificate or certificates, dated the Closing Date, of the Secretary or Assistant Secretary of BIONUMERIK certifying as to (i) the resolutions or minutes of meetings of BIONUMERIK's Board of Directors and shareholders authorizing, as applicable, the execution and delivery of this Agreement, the issuance to GRELAN of the Shares, the execution and delivery of such other documents and instruments as may be required by this Agreement, and the consummation of transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of such date, and (ii) the name and the signature of the officers of BIONUMERIK authorized to sign, as appropriate, this Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either BIONUMERIK or any of its officers.

            (f) BIONUMERIK shall have delivered to GRELAN a certificate or certificates, dated the Closing Date, of the Chief Executive Officer and the Vice President, Administration of BIONUMERIK certifying as to the representations and warranties made by BIONUMERIK pursuant to this Agreement.

            (g) BIONUMERIK shall have delivered to GRELAN a certificate or certificates, dated the Closing Date, of the Chief Financial Officer of BIONUMERIK certifying that since the date of the most recent Financial Statements, there has been no material adverse change in the financial condition of BIONUMERIK, and that except to the extent reflected in the Financial Statements referred to in Section 2.4 and except for liabilities arising in the ordinary course of business, BIONUMERIK has no material accrued or contingent liabilities arising out of any transaction or state of facts existing prior to the date of this Agreement.

            (h) Any consents, permits, approvals, qualifications and/or registrations required to be obtained or effected under any applicable state securities or "blue sky" laws of any U.S. jurisdiction shall have been obtained or effected.

            (i) The Collaboration Agreement shall be in full force and effect.

      4.2 Conditions to Obligations of BIONUMERIK.It shall be a condition precedent to the obligations of BIONUMERIK hereunder to be performed at the Closing that:

            (a) The representations and warranties of GRELAN contained herein shall be true and correct on and as of the date of the Closing with the same force and effect as though such

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representations and warranties had been made on and as of such date, provided that GRELAN may update the disclosure contained in such representations and warranties from time to time so long as the events and information described in such updated disclosure, whether individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the purchase and sale of the Shares or on GRELAN's assets, liabilities, condition (financial or otherwise), operating results, business, or prospects.

            (b) The Collaboration Agreement shall be in full force and effect.

5.    VOTING OF SHARES

During the term of this Agreement and for so long as GRELAN (or any of its assignees or transferees) is an owner of Shares (or the Conversion Stock), GRELAN agrees to vote all Shares (including all shares of Conversion Stock) owned by it (whether such Shares are voted at a meeting of shareholders or by written consent) in favor of each and every matter proposed by the Board of Directors of BIONUMERIK, so long as such matter does not negatively and materially affect the Shares as a class on a per share basis with respect to liquidation preference, conversion rate, voting rights, dividend rights, or other material rights in a manner that is disproportionate from a monetary, voting, or equity ownership standpoint to the relative proportionate effect of such proposed matter on other classes of BIONUMERIK preferred stock.

6.    TRANSFER OF SHARES

      6.1 Restrictions on Transfer. GRELAN agrees that it will not sell, assign, dispose of, or transfer (collectively "Transfer") or pledge or encumber any Shares (or shares of Conversion Stock) (i) during the term of this Agreement to a purchaser which markets products which compete, directly or indirectly, with products of BIONUMERIK or (ii) prior to June 30, 2001, except upon 60 days notice to BIONUMERIK in the event GRELAN reasonably determines that there has been a material adverse change in the business or operations of BIONUMERIK, which adverse change has not been cured or remedied within such 60 day notice period. Any pledge or encumbrance by GRELAN will provide that any required transfer or disposal of any shares of stock pursuant to such pledge or encumbrance will be subject to complying with BIONUMERIK's right of first refusal contained in Section 6.2 hereof.

      6.2 Right of First Refusal. Subject to the restrictions on Transfers contained in Section 6.1 above, if GRELAN wishes to Transfer during the term of this Agreement any or all of the Shares (or shares of Conversion Stock) then owned by GRELAN, GRELAN shall first give a written notice (the "Transfer Notice") to BIONUMERIK specifying the number and type of shares GRELAN wishes to transfer (the "Transfer Shares"), the price per share of the Transfer Share at which it wishes to transfer, the name and address of the proposed transferee, and containing an irrevocable offer (open to acceptance for a period of 60 days after the date such Transfer Notice is received) to sell the Transfer Shares to BIONUMERIK at the price per share stated in such Transfer Notice, which price shall be equal to the price per share at which GRELAN proposes to transfer such shares (the "Transfer Price"). BIONUMERIK (or its designee(s)) shall have the right to purchase all, but not less than all, of the Transfer Shares, by giving GRELAN notice of the determination to purchase such shares within 60 days of BIONUMERIK's receipt of such Transfer Notice. The closing of the purchase by BIONUMERIK of the Transfer Shares and payment for such shares to GRELAN pursuant to this Section 6.2 shall take place at such location as GRELAN shall designate within 30 days after GRELAN's receipt of the determination to purchase such shares. Payment for such shares shall be made by check or by wire

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transfer against duly endorsed certificates representing the Transfer Shares to be purchased. The Transfer Shares shall be delivered free and clear of all encumbrances other than those imposed by this Agreement.

      If, at the end of the 60th day after the Transfer Notice is received, a notice of acceptance of the offer contained in such Transfer Notice has not been received by GRELAN, or if notice of acceptance covering less than all of the Transfer Shares has been received by GRELAN, then GRELAN shall have 90 days in which to transfer any or all of the Transfer Shares at a price not lower than the Transfer Price and on terms no more favorable to the transferee than those contained in the Transfer Notice, provided, however, that no Transfer may be made to any third party unless and until such party delivers to BIONUMERIK a written agreement, in form and substance reasonably satisfactory to BIONUMERIK, to be bound by the terms and provisions hereof. If at the end of such 90 day period, GRELAN has not completed the transfer of all of the Transfer Shares, GRELAN shall no longer be permitted to Transfer such shares pursuant to this
Section 6.2 without again complying with this Section in its entirety.

      6.3 Permitted Transfers. Notwithstanding the foregoing provisions hereof, GRELAN may Transfer Shares to an Affiliate of GRELAN (as defined in the Collaboration Agreement), provided such Affiliate delivers to BIONUMERIK a written agreement, in form and substance reasonably satisfactory to BIONUMERIK, to be bound by the terms and provisions hereof.

7.    BIONUMERIK PURCHASE RIGHTS

      7.1 Purchase Rights. BIONUMERIK (or its designee(s)) shall have the right to purchase all, but not less than all, of the Shares owned by GRELAN (including all shares of Conversion Stock) upon the occurrence of any of the events specified in clauses (a), (b), or (c) below of this Section 7.1:

      (a) The Collaboration Agreement is terminated.

      (b) GRELAN fails to vote any shares owned by it in accordance with Section 5 hereof, and BIONUMERIK and GRELAN have been unable to agree on a mutually satisfactory resolution of the relevant matter for a period of 60 days after such matter has first been proposed to GRELAN, provided, that if BIONUMERIK and GRELAN are unable to agree within such 60 day period specified above whether or not such matter is a matter requiring the favorable vote of GRELAN in accordance with Section 5, then BIONUMERIK may submit the question of whether GRELAN has voted in accordance with Section 5 to an independent law firm or investment banking firm (the "Independent Party") that is reasonably satisfactory to GRELAN and is selected in good faith by BIONUMERIK's Board of Directors. If such Independent Party within 60 days of its selection concludes that GRELAN has not voted in accordance with Section 5 or that such Independent Party cannot definitively determine whether GRELAN has voted in accordance with Section 5 with respect to such proposed matter, then BIONUMERIK (or its designee(s)) shall have the right to purchase all, but not less than all, of the Shares owned by GRELAN (including all shares of Conversion Stock) at the fair market value of the shares to be purchased determined in the same manner provided in Section 7.2 and the closing of such purchase and payment for such shares shall take place not later than 30 days after the end of the 60 day determination period applicable to the Independent Party, with the location, method of payment and delivery of shares to be determined in the same manner provided in Section 7.3. All fees and expenses of the Independent Party shall be paid by BIONUMERIK. Nothing in this Section 7.1(b) shall prevent either party from submitting to arbitration in accordance with

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   Section 9.5 the question of whether or not GRELAN voted in accordance with
   Section 5, provided, however, that the submission of any such matter to arbitration shall not delay or prevent BIONUMERIK's ability to exercise its purchase rights under this Section 7.1(b) within the time periods specified herein.

      (c) GRELAN shall become bankrupt or insolvent or any proceeding is commenced to place its business in the hands of a receiver, assignee or trustee in bankruptcy, or any proceeding is commenced for company reorganization (kaisha kosei), arrangement (seiri), composition (wagi), dissolution (kaisan) and liquidation (seisan), whether voluntarily or otherwise, and such proceedings are not dismissed within ninety (90) days of the commencement of any such proceeding.

      The exercise by BIONUMERIK of its purchase rights under Section 7.1 shall not limit any other remedies to which BIONUMERIK may be entitled in connection with the occurrence of any of the events specified in clauses (a), (b), or (c) above of this Section 7.1.

      7.2 Determination of Purchase Price. If the purchase right is exercised pursuant to Section 7.1 (a), (b) or (c) above, the purchase price to be paid by BIONUMERIK to GRELAN shall be equal to the fair market value of the shares to be purchased, as determined by a qualified independent appraiser, that is reasonably satisfactory to GRELAN and is selected in good faith by the Board of Directors of BIONUMERIK, which appraiser has a recognized and established expertise in evaluating and valuing pharmaceutical and biotechnology companies. All fees and expenses of such appraiser shall be paid by BIONUMERIK.

      7.3 Closing. Upon the occurrence of any of the events set forth in Section
7.1 (a), (b), or (c) above, BIONUMERIK may exercise its purchase right by giving written notice to GRELAN within 60 days of the occurrence of such event. The closing of such purchase by BIONUMERIK and payment for such shares to GRELAN shall take place within 60 days after receipt by GRELAN of BIONUMERIK's notice to exercise such purchase right with the closing to occur at such location as GRELAN shall designate. Payment for such shares shall be made by check or by wire transfer against duly endorsed certificates representing the shares to be purchased. The purchased shares shall be delivered free and clear of all encumbrances other than those imposed by this Agreement.

8.    TERMINATION

   This Agreement shall continue until, and shall terminate automatically upon the first to occur of any of the following:

   (a) Execution of a written agreement of termination by BIONUMERIK and GRELAN (or if GRELAN is not the owner of all the Shares, by the owner or owners of at least two-thirds (2/3) of the shares of Common Stock issued or issuable upon conversion of the Shares); or

   (b) The dissolution, liquidation or winding up of BIONUMERIK.

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9.    MISCELLANEOUS

      9.1 Entire Agreement; Amendment. This Agreement, the Registration Rights Agreement and the Collaboration Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written agreement of BIONUMERIK and GRELAN (or if GRELAN is not the owner of all the Shares, by the owner or owners of at least two-thirds (2/3) of the shares of Common Stock issued or issuable upon conversion of the Shares). In addition, those obligations under that certain Confidentiality Agreement dated as of January 23, 1996 between GRELAN and BIONUMERIK shall continue in full force and effect in accordance with their terms.

      9.2 Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. This Agreement may only be assigned under the circumstances permitting assignment of the Collaboration Agreement.

      9.3 Notice/Reports. Any reports, notices or other communications required or permitted to be given by either party hereto will be given in writing by personal delivery, courier service or facsimile, or by registered or certified air mail, postage prepaid, return receipt requested, addressed to the same address provided for in the Collaboration Agreement or to such other address as either party may indicate by proper notice to the other in the same manner as provided herein. All notices are deemed effective on the date of receipt or, if delivery is not accepted, on the fifth (5th) business day after placement with the addressee, an overnight courier service or a post office, as applicable.

      Notwithstanding the foregoing, the notice referred to in Sections 6.2 and
7.3 shall be given by personal delivery, courier service, or registered or certified airmail mentioned above.

      9.4 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

      9.5 Arbitration. All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration by the American Arbitration Association in Honolulu, Hawaii, U.S.A., by a panel of three (3) arbitrators in accordance with the then current American Arbitration Association International Arbitration Rules, provided that the arbitrators will first render a preliminary decision setting forth their grounds for decision and providing at least thirty (30) days for each of the parties to respond. The parties hereto expressly waive any right to appeal such decision or to challenge the decision in any court. Judgment thereof may be entered in any court of competent jurisdiction in the United States or Japan. This clause shall not be used to prohibit the right of either party to seek injunctive relief in appropriate circumstances.

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

      9.6 Severability. Should any provision of this Agreement be held to be invalid, unenforceable, or against public policy, the remaining provisions hereof shall not be affected thereby. In such event, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, unenforceable or against public policy.

      9.7 Construction / Official Language. This Agreement shall be construed in accordance with the laws of the State of Texas, U.S.A. English shall be the official language of this Agreement and any related agreement provided for hereunder and all communications between the parties hereto shall be conducted in that language.

      9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

      9.9 Effect of Headings. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

GRELAN PHARMACEUTICAL CO., LTD.             BIONUMERIK PHARMACEUTICALS, INC.

By: /s/ HASHIME KANAZAWA                    By: /s/ FREDERICK H. HAUSHEER
    ____________________________________        _____________________________
      Hashime Kanazawa, Ph.D.                   Frederick H. Hausheer, M.D.
      C.O.O. & Vice President - Director        Chairman & Chief Executive
                                                Officer

Date: September 22, 2000                    Date: September 22, 2000

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